Exhibit 99.1

             Ameron Reports Record Second-Quarter Results

    PASADENA, Calif.--(BUSINESS WIRE)--June 22, 2006--Ameron International Corporation (NYSE:AMN) today reported earnings of $2.11 per diluted share on sales of $193.7 million for the quarter ended June 4, 2006, which compares to earnings of $.62 per diluted share and sales of $176.2 million for the second quarter ended May 29, 2005. For the six months ended June 4, 2006, earnings per diluted share totaled $2.53 on sales of $369.0 million, compared to earnings of $.68 per diluted share and sales of $315.0 million for the six months ended May 29, 2005.
    The significant improvement in results was primarily attributable to stronger year-over-year performances in all business segments, with the exception of the Water Transmission Group, which, as expected, is experiencing a temporary lull in major projects in its primary water piping market in the western U.S. TAMCO, Ameron's 50%-owned steel mini-mill, also achieved higher income due to steady market conditions and favorable margins.
    The results for the second quarter of 2006 included a pretax gain of $9.0 million on the sale of excess property in Brea, California, which had been used as a research and development laboratory and a regional warehouse for the Performance Coatings & Finishes Group. The site was vacated as part of a continuing restructuring program to reduce costs and improve operating efficiencies within the Group. The second quarter of 2005 was adversely impacted by unusual legal fees and expenses of $6.1 million before taxes.
    "The second-quarter and first-half results were outstanding with or without the property gain. The business conditions in the Fiberglass-Composite Pipe Group, Infrastructure Products Group, Performance Coatings & Finishes Group and TAMCO remain favorable. This bodes well for the second half of 2006," said James Marlen, Ameron's Chairman, President and Chief Executive Officer.
    The Fiberglass-Composite Pipe Group had significantly higher sales (up 43%) in the second quarter of 2006, compared to the same period of 2005, while segment income increased (up 69%) in line with the sales growth. The sales increase was broad-based across most markets served worldwide. The demand for onshore oilfield piping continued at a high level, chemical and industrial demand remained steady, and fuel-handling piping sales in the U.S. improved. The marine and offshore markets, served primarily from Ameron's operations in Singapore and Malaysia, remain strong, due to the continued high level of marine construction worldwide. The outlook for the Fiberglass-Composite Pipe Group remains positive. The business should continue to operate at record levels, based on the current order backlog and generally favorable market conditions throughout the world.
    The Performance Coatings & Finishes Group had higher sales and segment income in the second quarter of 2006, compared to the second quarter of 2005. The improved performance was attributable to the steady recovery of key markets served in the U.S., primarily the marine and offshore markets and the protective coatings markets for chemical and industrial maintenance applications. Sales increased 13%, based primarily on the improvements in the U.S. In local currencies, all foreign operations achieved slightly higher sales. The improvement in segment income was attributable primarily to higher sales and higher selling prices. The outlook for the Performance Coatings & Finishes Group should continue to improve as long as the current market recovery is sustained.
    The Water Transmission Group had lower sales and segment income in the second quarter of 2006, compared to the same period of 2005. The soft market conditions in water piping projects in the western U.S. had been anticipated. To counterbalance the cyclical lull of major pipe projects, the Group has entered the wind-energy market by fabricating large-diameter towers for wind-turbine manufacturers. This rapidly growing market in the western U.S. provides an excellent growth and diversification opportunity for the Water Transmission Group. The outlook for the business is for the soft pipe market conditions to continue beyond 2006. Longer term, the outlook is positive, based on the projected timing of pipe projects and the need to expand and upgrade the water infrastructure system in the western U.S.
    The Infrastructure Products Group had higher sales (up 12%) and segment income in the second quarter of 2006, compared to the same period in 2005. Both Ameron's Hawaiian operation and the Pole Products operation had improved results. The Hawaiian operation continued to benefit from solid construction market conditions, primarily residential construction, on Oahu and Maui. The residential construction market drivers include increased demand for housing subdivisions, high-rise condominiums and timeshare resorts. Pole Products continued to achieve market penetration gains in the southeastern U.S., while sales in the western U.S., primarily California, remained strong due to residential demand for decorative concrete lighting poles. The concrete pole plant in Anniston, Alabama, which serves the southeastern U.S., is operating at capacity, and expansion plans are being evaluated in order to continue to serve this growing region. The increase in segment income was attributable to the higher sales and improved margins boosted by higher selling prices. The outlook for the Infrastructure Products Group is positive as a result of continuing strong construction market conditions.
    TAMCO had higher net income in the second quarter of 2006, compared to the same period of 2005. Demand for steel rebar continues high in the western states served by TAMCO. The outlook for TAMCO remains favorable.
    James Marlen continued, "The record earnings performance is a good indicator that our businesses are operating efficiently and capitalizing on growth opportunities and generally favorable market conditions. The businesses are well positioned to have a solid second half."
    Ameron International Corporation is a multinational manufacturer of highly engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids; and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

    CONTACT: Ameron International Corporation
             James S. Marlen, Gary Wagner or James R. McLaughlin
             626-683-4000